                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         SPELLING ENTERTAINMENT GROUP
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                       SPELLING ENTERTAINMENT GROUP INC.
            5700 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90036

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 21, 1996

                               ----------------

  You are cordially invited to attend the Annual Meeting of Shareholders of Spelling Entertainment Group Inc. (the "Company") which will be held at The Regent Beverly Wilshire, 9500 Wilshire Boulevard, Champagne Room, Beverly Hills, California, at 2:00 p.m., Pacific Time on May 21, 1996, for the following purposes:

  Proposal 1. To elect directors.

  Proposal 2. To transact such other business as may properly come before the Annual Meeting.

  Only shareholders of record at the close of business on March 22, 1996 are entitled to vote at the Annual Meeting or any postponements or adjournments thereof. A list of such shareholders will be available for examination by any shareholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, 5700 Wilshire Boulevard, Los Angeles, California, for a period of ten days prior to the Annual Meeting.

  It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to please mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                          SALLY SUCHIL
                                             Secretary

Los Angeles, California
April 19, 1996

               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                         PROXY AND RETURN IT PROMPTLY.

                       SPELLING ENTERTAINMENT GROUP INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 21, 1996

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Spelling Entertainment Group Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company to be held at The Regent Beverly Wilshire, 9500 Wilshire Boulevard, Champagne Room, Beverly Hills, California, at 2:00 p.m., Pacific Time, on May 21, 1996, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named herein as directors, and, on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. If for any reason (which the Board of Directors does not expect) a nominee is unable to serve, the proxies may use their discretion to vote for a substitute proposed by the Board of Directors. Any shareholder giving a proxy has the power to revoke it any time before it is voted, by giving written notice to the Secretary of the Company at the address below so that it is received no later than the closing of the polls at the Annual Meeting, or by attending the Annual Meeting in person and voting, or by executing a later-dated proxy delivered prior to the closing of the polls at the Annual Meeting.

  The Company's executive offices are located at 5700 Wilshire Boulevard, Los Angeles, California 90036 (telephone 213-965-5700). Proxy materials are being mailed to shareholders beginning on or about April 19, 1996.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only shareholders of record at the close of business on March 22, 1996 (the "Record Date"), are entitled to vote at the Annual Meeting. The only voting stock of the Company outstanding is its common stock, $.001 par value per share (the "Common Stock"), of which 90,300,904 shares were outstanding of record as of the close of business on March 22, 1996. Each share of Common Stock issued and outstanding is entitled to one vote on each matter to be presented at the Annual Meeting.

  The presence, in person or by proxy, of the holders of a majority of the total issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Annual Meeting, who will also determine whether or not a quorum is present. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. The shares subject to any such proxy which are not being voted with respect to a particular matter will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter, and directions to "withhold authority" to vote for directors, will be considered voted shares, and will count for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. If a quorum is present, non-votes and abstentions will have no effect on the voting for the election of directors.

  As of the Record Date, Viacom Inc. ("Viacom") was the beneficial owner of approximately 67,673,702 shares of Common Stock representing approximately 75% of the outstanding shares. Viacom has advised the

Company of its intention to vote such shares in favor of the below listed nominees for directors. Such action by Viacom is sufficient to elect such directors without any action on the part of any other holder of Common Stock.

                             ELECTION OF DIRECTORS

  By resolution of the Board of Directors of the Company, the number of directors constituting the Board is set at six directors. Proxies may not be voted for more than six persons. In the election of directors, shareholders do not have cumulative voting rights.

  The persons named below have been designated by the Board as nominees for election as directors for terms expiring at the Company's Annual Meeting of Shareholders in 1997. All nominees are currently serving as directors.

  SUMNER M. REDSTONE, age 72, has been Chairman of the Board since January 1996 and has been a Director of the Company since November 1994. Mr. Redstone has served as Chairman of the Board of Viacom since June 1987 and Chief Executive Officer since January 1996. He has also served as a member of its Board since 1986. He has served as President, Chief Executive Officer of National Amusements, Inc. ("NAI") since 1967 and as Chairman of the Board of NAI since 1986. He served as the first Chairman of the Board of the National Association of Theater Owners, and is currently a member of the Executive Committee of that organization. During the Carter Administration, Mr. Redstone was appointed a member of the Presidential Advisory Committee on the Arts for the John F. Kennedy Center for the Performing Arts and, in 1984, he was appointed a Director of the Kennedy Presidential Library Foundation. Since 1982, Mr. Redstone has been a member of the faculty of Boston University Law School, where he has lectured in entertainment law, and since 1994, he has been a Visiting Professor at Brandeis University.

  AARON SPELLING, age 73, has been Vice Chairman of the Board of the Company since April 1993 and a Director since October 1992. Mr. Spelling has been Chairman of the Board of Aaron Spelling Productions, Inc. ("ASP"), a subsidiary of the Company, since its formation in 1965, and has served as its Chief Executive Officer since July 1986. Mr. Spelling also serves as the Chairman of the Board and Chief Executive Officer of Spelling Television Inc. ("Spelling Television") and most of the Company's other significant television production subsidiaries. Mr. Spelling's career includes involvement as a writer, creator and producer of over 100 movies-for-television and over 30 television series including "The Danny Thomas Hour," "The Guns of Will Sonnett," "The Mod Squad," "Charlie's Angels," "The Rookies," "Starsky & Hutch," "Hart to Hart," "Fantasy Island," "Family," "The Love Boat," "Vegas," "Matt Houston," "Hotel," "Dynasty," "The Colbys," "Beverly Hills, 90210," "Melrose Place" and "Savannah," encompassing more than 3,000 hours of television programming over more than 30 years.

  PHILIPPE P. DAUMAN, age 42, has been a Director of the Company since November 1994. Mr. Dauman has served as Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of Viacom since March 1994 and as Deputy Chairman of the Board of Viacom since January 1996. From February 1993 to March 1994, Mr. Dauman served as Senior Vice President, General Counsel and Secretary of Viacom. Prior thereto, Mr. Dauman was a partner in the law firm of Shearman & Sterling in New York, which he joined in 1978. Mr. Dauman also serves on the Board of Directors of Viacom and NAI.

  THOMAS E. DOOLEY, age 39, was appointed a Director of the Company in April 1996. Mr. Dooley has served as Executive Vice President-Finance, Corporate Development and Communications of Viacom since March 1994 and as Deputy Chairman of the Board of Viacom since January 1996. From July 1992 to March 1994, Mr. Dooley served as Senior Vice President, Corporate Development of Viacom. From August 1993 to March 1994, he also served as President, Interactive Television of Viacom. Prior thereto, he served as Vice President, Treasurer of Viacom since 1987. Mr. Dooley also serves on the Board of Directors of Viacom and Starsight Telecast, Inc.

  J. BRIAN MCGRATH, age 53, has been a Director of the Company since November 1994. Mr. McGrath is a private investor and also currently serves as an independent consultant to the entertainment, sports and investment banking industries. Mr. McGrath served as Commissioner of the Thoroughbred Racing Associations from March 1994 to September 1995. He has also served as President of TRA Enterprises, which is the managing general partner of Equibase Holding Partners, LP, during the same period. Prior thereto, he was President and Chief Executive Officer of ISL Marketing AG, a sports marketing firm, from August 1991 to November 1993. Prior to August 1991, Mr. McGrath was an independent consultant in entertainment and investment banking. Mr. McGrath also serves on the Board of Directors of Discovery Zone Inc.

  JOHN L. MUETHING, age 74, has been a Director of the Company since October 1992. He has been, for more than five years, Of Counsel to the law firm of Keating, Muething & Klekamp, located in Cincinnati, Ohio.

EXECUTIVE OFFICERS

  Set forth below is information regarding those persons who serve as executive officers of the Company, but who do not serve as directors of the Company.

  PETER H. BACHMANN, age 38, has been Executive Vice President-Office of the President of the Company since October 1994. From August 1993 to October 1994, he served as Senior Vice President-Business and Legal Affairs of the Company and of Spelling Television. From June 1987 to August 1993, Mr. Bachmann served in various executive positions at Imagine Films Entertainment, Inc., most recently as Executive Vice President, Business Affairs.

  THOMAS P. CARSON, age 49, has been Executive Vice President-Office of the President of the Company since October 1994. Mr. Carson has also served as the Chief Financial Officer of the Company since September 1993 and Treasurer since February 1994. He also served as Senior Vice President of the Company from November 1993 to November 1994. Prior thereto, he served as Executive Vice President-Chief Financial Officer of Metro-Goldwyn-Mayer Inc. ("MGM") from May 1991 to September 1993 and Senior Vice President-Chief Financial Of-ficer of MGM from December 1985 to November 1990.

  KATHLEEN COUGHLAN, age 43, has been Senior Vice President and Corporate Controller of the Company since November 1994. Prior thereto, she served as Vice President and Corporate Controller of the Company from January 1994 to November 1994. From May 1991 to December 1993, Ms. Coughlan served as Senior Vice President and Controller of MGM. From January 1986 to November 1990, Ms. Coughlan served as Vice President and Controller of MGM.

  SALLY SUCHIL, age 45, has been Senior Vice President, General Counsel and Secretary of the Company since January 1995. Ms. Suchil served as Senior Vice President and Assistant General Counsel of MGM from June 1992 to December 1994. Prior thereto, she served as Senior Vice President-Corporate Legal Affairs of MGM from July 1991 to June 1992, and Vice President-Corporate Legal Affairs of MGM from 1986 to July 1991.

  Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors, executive officers and any persons holding more than ten percent of the Common Stock are required to report their initial ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "Commission"), the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE"). Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of the copies of the forms furnished to the Company, or written representations that no Form 5's were required, the Company believes that in 1995 and through the date of this Proxy Statement, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent shareholders were complied with.

                      SECURITIES OWNERSHIP OF MANAGEMENT

  Information concerning the Common Stock of the Company beneficially owned by each director, each Named Officer in the Summary Compensation Table below, each person (or group) known to the Company to beneficially own more than five percent of the outstanding Common Stock, and the directors and executive officers as a group on April 5, 1996, is shown in the following table:

                                                 Number of Shares
      Name of Director, Executive Officer or      of Common Stock         Percent
      Shareholder                              Beneficially Owned(1)      of Class
      --------------------------------------   ---------------------      --------
      Sumner M. Redstone....................        69,010,850(2)(3)         76%
      Aaron Spelling........................           467,250(4)(5)          *
      Steven R. Berrard(6)..................               --                --
      Philippe P. Dauman(7).................               --                --
      Thomas E. Dooley(7)...................               --                --
      J. Brian McGrath......................             5,000                *
      John L. Muething......................             2,000(8)             *
      Peter H. Bachmann.....................            77,800(9)             *
      Thomas P. Carson......................           108,000(9)             *
      Kathleen Coughlan.....................            28,750(9)             *
      Sally Suchil..........................            10,000(9)             *
      Viacom Inc............................        69,010,850(10)           76%
      All directors and executive officers
       as a group
       (11 persons).........................        69,709,650(5)(9)(10)     77%

- --------
 * Less than one percent of the class of securities.

 (1) Unless otherwise indicated, each holder named has sole voting and investment power with respect to the shares of Common Stock owned by such holder.

 (2) Consists of shares of Common Stock owned by Viacom. NAI owns approximately 61% of Viacom's Class A Common Stock and approximately 16% of Viacom's Class B Common Stock. Mr. Redstone is the controlling shareholder of NAI and is its Chairman of the Board, President and Chief Executive Officer.

 (3) Includes 1,337,148 shares of Common Stock which may be acquired by Viacom pursuant to a warrant converted to a right to acquire shares of Common Stock.

 (4) Of this amount, 48,500 shares are held jointly with his wife.

 (5) Includes 418,750 shares of Common Stock which may be acquired within 60 days of April 5, 1996 by Mr. Spelling upon exercise of stock options.

 (6) Mr. Berrard resigned as President and Chief Executive Officer, and as a Director, of the Company in March 1996.

 (7) Does not include any shares of Common Stock beneficially owned by Viacom. (See "Election of Directors.")

 (8) Held jointly with his wife.

 (9) Consists of shares of Common Stock which may be acquired within 60 days of April 5, 1996 upon exercise of stock options.

(10) Includes shares of Common Stock owned by Viacom and attributed to Mr. Redstone.

                     MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors has, pursuant to its powers, designated several committees of the Board, including an Executive Committee, Audit Committee, Compensation Committee and Nominating Committee, the functions and membership of which are described below.

  The Executive Committee is permitted under Delaware law and the Company's bylaws to perform substantially all of the functions of the Board of Directors, except: to approve a merger, sale of substantially all of the assets, recommendation of dissolution or declaration of dividends, to approve or recommend to shareholders actions or proposals required to be approved by shareholders, to adopt, amend or repeal the certificate of incorporation or the bylaws, or to determine rights of the Company's shares, except within limits specifically prescribed by the Board. The Audit Committee is responsible for certain financial affairs of the Company and its subsidiaries, including the selection of the Company's auditors, the review of the adequacy of internal controls and reporting, and the performance of any other duties or functions deemed appropriate by the Board. The Compensation Committee is responsible for the matters discussed under the heading "Report of the Compensation Committee" set forth below. The Nominating Committee's function is to identify and propose to the full Board nominees to fill vacancies as they occur. The Nominating Committee will consider persons brought to its attention by officers, directors and shareholders. Proposals may be addressed to the Nominating Committee at the address shown on the cover of this Proxy Statement, attention of the Secretary of the Company. Mr. Spelling is currently a member of the Executive Committee (prior to their resignations, Messrs. Huizenga and Berrard were also members of the Executive Committee); Messrs. McGrath and Muething are currently members of the Audit Committee and the Nominating Committee; Messrs. Dauman, Muething and McGrath are currently members of the Compensation Committee (prior to his resignation, Mr. Berrard was also a member of the Compensation Committee). During 1995, the Executive Committee took action by unanimous written consent one time, the Compensation Committee met two times and the Audit Committee met one time. In addition, a Special Committee of the Board, consisting of the independent directors, met or took action by unanimous written consent three times during 1995 to consider Viacom's proposed purchase of Virgin Interactive Entertainment Limited ("VIEL").

  During 1995, the Board of Directors took action by unanimous written consent on two occasions and held four Board meetings. Each director attended all of the meetings held by the Board of Directors and the committee(s) thereof on which each such director served.

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation for services rendered in all capacities to the Company for the years ended December 1995, 1994 and 1993, of those persons who were (i) the Company's Chief Executive Officer during 1995 and (ii) certain executive officers of the Company at December 31, 1995 whose 1995 salary and bonus exceeded $100,000 (such persons being referred to herein collectively as the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                    Annual                              Long-Term
                                 Compensation                          Compensation
                               --------------------                    ------------
                                                                        Securities
Name and Principal                                      Other Annual    Underlying   All Other
Position                  Year  Salary      Bonus      Compensation(d)   Options    Compensation
- ------------------        ---- --------    --------    --------------- ------------ ------------
Steve R. Berrard(a)       1995 $300,000(b) $    --         $  --             --        $  --
 President and Chief      1994  200,000(b)      --            --             --           --
 Executive Officer        1993   43,987(b)    7,763(b)        --             --           --
Peter H. Bachmann         1995  398,077     166,250(c)      3,000            --         6,750(e)
 Executive Vice
President-                1994  281,250     150,000         6,000        260,000        3,780(e)
 Office of the President  1993   96,154      10,000           --          40,000          --
Thomas P. Carson          1995  398,077     166,250(c)      3,000            --         6,750(e)
 Executive Vice
President-                1994  289,424     150,000         6,000        200,000          --
 Office of the
President,                1993   67,308         --            --         100,000          --
 Chief Financial Officer
 and Treasurer
Kathleen Coughlan         1995  208,654      63,000(c)      3,000            --         6,750(e)
 Senior Vice President    1994  168,270      52,500         6,000         65,000          --
 and Corporate
Controller
Sally Suchil              1995  196,154      70,000(c)      3,000         40,000        4,505(e)
 Senior Vice President,
 General Counsel and
 Secretary

- --------
(a) Mr. Berrard resigned as President and Chief Executive Officer of the Company in March 1996.

(b) Represents amounts received from Blockbuster (as defined below) allocable to Mr. Berrard's services to the Company in 1995, 1994 and 1993, respectively, which amounts were reimbursed to Blockbuster by the Company (see "Certain Transactions").

(c) Bonuses were paid in January 1996 in respect of services performed in 1995.

(d) Amount accrued under a Company profit sharing plan.

(e) Company contribution under 401(k) Savings Plan.

STOCK OPTION GRANT TABLE

  Set forth below is information with respect to grants of stock options during the fiscal year ended December 31, 1995, to the Named Officers. Stock appreciation rights are not available under the Company's stock option plans.

                             OPTION GRANTS IN 1995

                                                                             Potential Realizable
                                                                               Value At Assumed
                                                                             Annual Rates of Stock
                                                                              Price Appreciation
                                Individual Grants                               for Option Term
                         -------------------------------                     ----------------------
                            Number of      % of Total
                           Securities    Options Granted
                           Underlying     to Employees   Exercise Expiration
                         Options Granted in Fiscal Year   Price      Date           5%        10%
                         --------------- --------------- -------- ---------- ---------- -----------
Steven R. Berrard.......        --              --           --        --           --         --
Peter H. Bachmann.......        --              --           --        --           --         --
Thomas P. Carson........        --              --           --        --           --         --
Kathleen Coughlan.......        --              --           --        --           --         --
Sally Suchil............     40,000(1)        26.23%      $10.75    1/3/05   $  270,425 $  685,309

- --------
(1) Grant vests in equal amounts over a period of four years.

  As required by the Commission, the dollar amounts in the last two columns represent the hypothetical gain or "option spread" that would exist for the options based on assumed 5% and 10% annual compounded rates of stock price appreciation over the full option term. These prescribed rates are not intended to forecast possible future appreciation, if any, of the Common Stock.

STOCK OPTION EXERCISES AND YEAR-END HOLDINGS

  The following table sets forth certain information pertaining to stock options (i) exercised during the fiscal year ended December 31, 1995 and (ii) held as of December 31, 1995 by the Named Officers. The Company has no plans pursuant to which stock appreciation rights may be awarded.

     AGGREGATED OPTION EXERCISES IN 1995 AND FISCAL YEAR END OPTION VALUES

                                                    Number of Unexercised     Value of Unexercised
                                                         Options at          In-The-Money Options at
                                                      December 31, 1995       December 31, 1995(1)
                         Shares Acquired  Value   ------------------------- -------------------------
Named Officers             On Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
- --------------           --------------- -------- ----------- ------------- ----------- -------------
Steven R. Berrard.......        --            --        --           --           --           --
Peter H. Bachmann.......     20,000      $112,500    77,800      202,200     $208,750     $568,750
Thomas P. Carson........        --            --    108,000      192,000     $409,375     $603,125
Kathleen Coughlan.......        --            --     16,250       48,750     $ 33,125     $ 99,375
Sally Suchil............        --            --        --        40,000          --      $ 70,000

- --------
(1) The closing price of the Company's Common Stock on December 31, 1995 was $12.50.

DIRECTOR COMPENSATION

  Each member of the Board (excluding Messrs. Dauman, Dooley and Redstone) is currently paid an annual fee of $15,000 plus $750 for each meeting attended, including committee meetings.

EMPLOYMENT CONTRACTS

  Pursuant to an Employment Agreement dated as of March 1, 1989, as amended (the "Employment Agreement"), Aaron Spelling is employed as Chairman of the Board and Chief Executive Officer of the Company's most significant subsidiaries involved in television production, and serves as Executive Producer or Producer of substantially all television programs and filmed entertainment (as he may elect) produced by the Company's significant subsidiaries. As compensation for serving as an officer of such subsidiaries, Mr. Spelling currently receives an annual base salary of $1,197,000. As compensation for serving as an Executive Producer or Producer, he also receives certain producer fees (see "Certain Transactions"). Mr. Spelling is also entitled to receive a bonus.

  Mr. Spelling has the right to terminate the Employment Agreement effective upon seven (7) days' written notice in the event that the Company materially breaches its obligations under the Employment Agreement or upon certain circumstances involving a change of control of the Company. If such termination is premised solely on a change in control, the Company has the right to retain Mr. Spelling as a consultant for a period of time thereafter. Compensation for such consulting services would be based on a percentage of the compensation that he would have received but for termination of the Employment Agreement. If Mr. Spelling terminates the Employment Agreement based on a material breach by the Company, he has the right to cease providing services and receive a lump sum payment equal to the present value of his base salary for the remainder of the term as well as service fees payable in accordance with a formula provided in the Employment Agreement. The Employment Agreement extends through April 30, 1996. The Company is finalizing the details of a two year extension to Mr. Spelling's Employment Agreement.

  The Company has a three-year employment agreement with Peter H. Bachmann, dated as of September 26, 1994, wherein he is employed as Executive Vice President, Office of the President at an annual salary of $375,000. His salary increased to $475,000 on September 30, 1995 and will increase to $550,000 on September 30, 1996. In addition, Mr. Bachmann received a $25,000 bonus upon execution of his agreement. Further, he is entitled to receive, at the Company's discretion, incentive compensation up to 35% of his salary based on the Company's performance and his individual performance. Mr. Bachmann was also granted 160,000 stock options vesting one-third each year over the term of the agreement. However, if the Company engages in a going private transaction (a "Rule 13e-3 transaction"), any outstanding options become immediately exercisable one day prior to the closing of such transaction.

  The Company has a three-year employment agreement with Thomas P. Carson, dated as of September 1, 1994, wherein he is employed as Executive Vice President, Office of the President at an annual salary of $375,000. Such salary increased to $475,000 on September 30, 1995 and will increase to $550,000 on September 30, 1996. In addition, Mr. Carson received a $25,000 bonus upon execution of his agreement. Further, he is entitled to receive, at the Company's discretion, incentive compensation up to 35% of his salary based on the Company's performance and his individual performance. Mr. Carson was also granted 100,000 stock options vesting one-third each year over the term of the agreement. However, if the Company engages in a Rule 13e-3 transaction, any outstanding options become immediately exercisable one day prior to the closing of such transaction.

  The Company has an agreement with Kathleen Coughlan, dated as of January 10, 1994, which was amended as of September 1, 1994 and February 8, 1996, and terminates on January 9, 1998. Pursuant to such agreement (as amended), Ms. Coughlan is employed as Senior Vice President-Corporate Controller of the Company at a current annual salary of $225,000, which is subject to annual review but shall in no event be less than $225,000. Ms. Coughlan is also entitled to receive a bonus, at the Company's discretion. She was also granted 50,000 stock options vesting 25% each year over the term of the agreement (as amended).

  The Company has an agreement with Sally Suchil, dated as of January 1, 1995, which terminates on December 31, 1997. Pursuant to such agreement, Ms. Suchil is employed as Senior Vice President, General Counsel and Secretary of the Company at an annual salary of $200,000 during the first year of the agreement and $250,000 during the second and third years of the agreement. Ms. Suchil is also entitled to receive a bonus at the Company's discretion. She was also granted 40,000 stock options vesting 25% each year over the term of the agreement.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors at March 31, 1996 consisted of three directors: Philippe P. Dauman, J. Brian McGrath (Chairman) and John L. Muething. The Compensation Committee's functions include reviewing and recommending compensation arrangements for executive officers of the Company and administering the Company's stock option plans, including determining eligibility, the number of shares to be granted under the options and the terms of such grants.

General

  The Company's executive compensation policies relating to executive officers have been designed to provide a total compensation program that will attract, retain and motivate superior executive personnel while integrating such compensation with Company performance and shareholder interests. The Company's compensation program for executive officers has three principal components: annual base salary, annual incentive bonuses and stock option grants. Under this program, a portion of an executive's compensation, in both the short term and the long term, is linked to the Company's performance. In addition, each of the Company's employees including its executive officers is permitted, when eligible, to participate in the Company's 401(k) Savings Plan by making voluntary contributions to his or her account. The Company contributes to individual employee accounts based upon the amount of the employee's contributions. In addition, the Company annually contributes to the plan an amount equal to two percent of the total compensation (subject to a maximum of $150,000) paid to participants in such plan, which amount is distributed ratably to participants' individual accounts based on the participants' base salaries.

Base Salary

  Annual salaries are established after a review of industry, peer group and national surveys of total compensation packages, as well as evaluation of the individual executive's past and expected future performance. Annual salary levels are generally targeted to, and in 1995 corresponded to, the lower end of the range of salaries paid to executives with comparable qualifications, experience and responsibilities at other similarly situated companies. In establishing salary levels against such range, the competitiveness of the executive's entire compensation package is considered. Certain executive officers are employed pursuant to employment agreements.

  Steven R. Berrard, President and Chief Executive Officer of the Company until March 1996 was employed by BEG (as defined below) and furnished services to the Company pursuant to a loan out agreement between the Company and BEG. The Company reimbursed BEG for an allocable portion of the compensation paid to Mr. Berrard by BEG. The Company believes that the amounts paid to BEG pursuant to such loan-out agreement were lower than the amounts which the Company would have had to pay in order to directly engage an executive officer of comparable skill and experience.

Annual Incentive Bonuses

  The Company's executive officers are eligible to receive annual incentive bonuses. In approving such bonuses, consideration is given to the operating results of the Company as a whole, the performance of the individual executive's division and the contributions made by the individual during the course of the year. In the case of corporate officers, consideration is given to the Company's performance as a whole as well as to the individual's performance during the year. The Company accords approximately equal weight to each of these three factors. The Company does not have specific performance criteria which are utilized to determine the amount of annual bonuses which may be granted. Rather, the evaluation is conducted from a more generalized consideration of each of the three factors with a view towards rewarding outstanding performance and encouraging executives to contribute to the overall success of their operating division and the Company as a whole.

Stock Options

  Stock options represent an important part of the Company's compensation program. The Committee believes that the Company's shareholders' interests are well served by aligning the Company's senior executives interests with those of the shareholders through the grant of stock options. Options under the Company's Stock Option Plan are granted at exercise prices equal to the fair market value of the Common Stock on the date of the grant, and will only have value if the Company's stock price increases. Options granted subsequent to July 1993 generally become exercisable at the rate of 25% per year and executives generally must be employed at the time options vest in order to exercise the options. The Compensation Committee believes that these features provide the optionee with substantial incentives to maximize the Company's long term success. Grants of stock options generally are based upon the executive's position with the Company and an evaluation of the executive's past and expected future performance, without regard to the executive's stock ownership or grants made to the executive in prior years. The number of shares subject to a stock option grant is generally determined by dividing a multiple of the executive's base salary by the market price of the Common Stock on the date of the grant.

Compensation of the President and Chief Executive Officer

  Mr. Berrard acted as President and Chief Executive Officer of the Company until March 1996 pursuant to a loan-out agreement between BEG and the Company. In 1995, the Company paid BEG $300,000 as reimbursement for Mr. Berrard's services. The Company believes that the amount paid to BEG as reimbursement for Mr. Berrard's services is substantially below the competitive market rates for chief executive officers of companies of similar size that have achieved operating results comparable to those of the Company in 1995.

Deductibility of Executive Compensation

  The Omnibus Budget Reconciliation Act of 1993 added a provision to the Internal Revenue Code limiting to $1,000,000 the deductibility of compensation (including stock-based compensation, such as stock options) paid to certain executives by public companies. The tax law change includes an exclusion for "performance-based" compensation, provided such compensation meets certain requirements, including outside director and shareholder approval of the performance goals. The Company will continue to consider the deductibility of compensation payments when establishing its compensation practices and programs.

  The Compensation Committee continually evaluates the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                               The Compensation Committee
                                                   Philippe P. Dauman
                                               J. Brian McGrath (Chairman)
                                                    John L. Muething

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Steven R. Berrard, Philippe P. Dauman, J. Brian McGrath (Chairman) and John
L. Muething were elected members of the Company's Compensation Committee in November 1994. (Mr. Berrard resigned as President and Chief Executive Officer, and as a Director, of the Company in March 1996.) Accordingly, Mr. Berrard has served as a member of the Company's Compensation Committee while serving as its President and Chief Executive Officer. In addition, Mr. Berrard served as a Director of Viacom from November 1994 until March 1996. During the period from November 1994, Philippe P. Dauman, an executive officer and Director of Viacom, has served as a member of the Company's Compensation Committee. Mr. Berrard did not receive compensation from the Company but the Company reimbursed BEG $300,000 pursuant to a loan-out agreement described above in the "Report of the Compensation Committee on Executive Compensation--Compensation of the Chief Executive Officer." For further information regarding certain relationships of Messrs. Berrard and Dauman see "Election of Directors" and "Certain Transactions."

STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the cumulative total return on investment (based on change in year end stock price and assuming reinvestment of all dividends) assuming a $100 investment in the Common Stock of the Company, the Standard & Poor's 500 Stock Index and an index of peer companies selected by the Company (the "Peer Group Index") for the five year period commencing January 1, 1991 and ending December 31, 1995.

             COMPARISON OF CUMULATIVE TOTAL RETURN AMONG SPELLING
                  ENTERTAINMENT, PEER GROUP AND S&P 500 INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             SPELLING
Measurement Period           ENTERTAINMENT    PEER         S&P 500
(Fiscal Year Covered)        GROUP            GROUP        INDEX
- ---------------------        -------------    ---------    ----------
Measurement Pt-1990          $100.00          $100.00      $100.00
FYE 1991                     $210.87          $125.23      $130.48
FYE 1992                     $159.21          $201.07      $140.46
FYE 1993                     $257.70          $267.72      $154.62
FYE 1994                     $278.65          $193.72      $156.66
FYE 1995                     $324.01          $234.71      $215.54

The Peer Group Index consists of the common stock of Acclaim Entertainment, Dick Clark Productions, Electronic Arts, Inc., King World Productions, Kushner-Locke Company, Savoy Pictures Entertainment, Samuel Goldwyn Company, New World Communications Group, Inc. and Trimark Holding, Inc. The Peer Group Index used in the Company's 1995 Proxy Statement ("the 1995 Index") consisted of the above companies (except for New World and Trimark), and Silicon Graphics Inc.

  Companies from the 1995 Index which continue to be publicly traded are Acclaim Entertainment, Dick Clark Productions, Electronics Arts, Inc., King World Productions, Kushner-Locke Co. and Silicon Graphics, Inc. If those companies comprised the current peer group index, then the levels for that index, instead of those reflected in the chart above, would have been as follows: 1990, $100; 1991, $138; 1992, $212; 1993, $307, 1994, $290 and 1995,
$298.

CERTAIN TRANSACTIONS

  In this section references to Blockbuster are to Blockbuster and its subsidiaries for the period ending September 29, 1994 and to BEG and its subsidiaries thereafter.

  On July 30, 1994, the Company and Blockbuster entered into an exchange agreement (the "Exchange Agreement") and consummated the transactions contemplated thereby (the "Acquisition"). Pursuant to the Exchange Agreement, Blockbuster delivered to the Company 8,686,984 ordinary shares (the "Ordinary Shares") of VIEL and an option to acquire 550,000 Ordinary Shares of VIEL (collectively, the "VIE Interests") in exchange for 22,015,062 shares of the Company's Common Stock. Blockbuster had acquired a majority of the VIE Interests from third parties on July 29, 1994. As a result of the Acquisition, the Company acquired approximately 91% of VIEL's Ordinary Shares.

  In connection with the Acquisition, the Company also entered into put- and call-option agreements with Blockbuster with respect to the Ordinary Shares of VIEL not owned by the Company. Under these agreements, the Company may acquire, or be required by Blockbuster to purchase, these shares from Blockbuster at an agreed-upon price. At the option of the Company, such purchase price may be paid to Blockbuster in cash or shares of the Company's Common Stock. On June 8, 1995, Blockbuster acquired the remaining Ordinary Shares of VIEL not owned by the Company for approximately $22,973,000 plus other costs associated with the transaction. Blockbuster and the Company have executed amendments to extend the put- and call-option agreements through May 5, 1996.

  In January 1994, the Company entered into a three-year credit agreement with Blockbuster. As a result of the merger of Blockbuster with and into Viacom, Viacom succeeded to Blockbuster's position under the credit agreement (the "Viacom Facility"). This agreement was amended and restated in January 1995 to reflect certain amendments to the facility which were effective as of December 7, 1994, including a $25,000,000 increase in the amount available under the facility. In November 1995, the Viacom Facility was again amended to provide a $40,000,000 increase in the amount available. The Viacom Facility, as amended, provides for (i) a term loan of $100,000,000 which funded the Company's merger with Republic and (ii) a revolving credit facility of $140,000,000 to fund the Company's working capital and other requirements. All outstanding borrowings mature on March 31, 1997. Viacom has agreed to provide a further increase of up to $115,000,000 in the amount available under the Viacom Facility and it is anticipated that an amendment reflecting such increase will be executed. Under the Viacom Facility, the Company pays an annual fee (currently 0.375%) based on the unused portion of the facility, as well as certain facility and administration fees, all based on the similar fees payable by Viacom under its separate credit facilities. Interest on all outstanding borrowings is payable, at the Company's option, at LIBOR plus a spread (currently 1.0%) or at prime rate; both rates are determined by reference to the corresponding rates payable by Viacom under its separate credit facilities. Borrowings under the Viacom Facility are secured by all of the assets of the Company and its domestic subsidiaries, and the entire amount outstanding under the Viacom Facility may be accelerated if Viacom's borrowings under its separate credit facilities were to be accelerated. Borrowings under the Viacom Facility will be accelerated in the event of a "change in control" of the Company, as defined in the Viacom Facility.

  On December 23, 1993, a wholly-owned subsidiary of VIEL established a multi-currency credit agreement with a bank in the U.S. (the "Credit Agreement"). The Credit Agreement initially provided for maximum borrowings of $15,000,000, subject to a borrowing base test. Following the Acquisition, the amount of borrowings allowable under the Credit Agreement was increased to $75,000,000, and the borrowing base test and other ratio tests were eliminated, based on the guarantee of all borrowings under the Credit Agreement by Blockbuster. During 1995, the borrowings allowable under the Credit Agreement were increased to $100,000,000 and the term was extended to March 31, 1997. Interest is payable monthly at the bank's reference rate or, at the Company's option, certain alternative rates. Additionally, the Company must pay a commitment fee of 0.125% on the unused portion of the available credit.

  During the fiscal year ended December 31, 1995, Blockbuster was charged by the Company approximately $5,779,000 for the purchase of prerecorded videocassettes and interactive entertainment in connection with

Blockbuster's retailing business. At December 31, 1995, the Company had a net receivable from BEG of approximately $1,876,000 related to these sales. The Company believes that the terms of the sale of this product to Blockbuster were as favorable to the Company as could have been obtained from an unaffiliated party. The Company expects to continue to sell videocassettes and interactive entertainment to Blockbuster upon similar terms in the future.

  In 1995, Blockbuster provided the Company with various services such as accounting, legal and tax services for which the Company was charged an aggregate of $600,000, which amount includes amounts charged by Blockbuster for services provided to the Company by Steven R. Berrard, the former President and Chief Executive Officer of the Company (see "Executive Compensation"). Mr. Berrard was an executive officer of Blockbuster and was compensated by Blockbuster. The amount of his compensation charged to the Company represents the allocable portion of their base salary and bonus attributable to his services provided to the Company. At December 31, 1995, the Company had a net payable to BEG of $1,264,000 with respect to such expenses. The Company believes that the terms of the foregoing arrangement are more favorable to the Company than terms that could be obtained from an unaffiliated party.

  Spelling Television has an agreement with Tori Spelling, Aaron Spelling's daughter, wherein Spelling Television is granted the exclusive right and property in and to Ms. Spelling's television series services in regard to the production of "Beverly Hills, 90210" for a five-year aggregate term dating from September 26, 1990. Spelling Television has a right of first negotiation/first refusal to enter into a new contract beyond the five-year aggregate term, and has an agreement for her services for the sixth year of the series. Ms. Spelling is compensated: per program; for television re-runs, theatrical re-runs, foreign telecasting and supplemental markets; for a portion of the net profits derived from certain merchandising activities; and if Ms. Spelling renders services for commercial announcements. Spelling Television guarantees to employ and compensate or compensate Ms. Spelling for all episodes produced in a season, but in no event for less than 22 episodes. In fiscal year 1995, Ms. Spelling was paid approximately $961,562 pursuant to such agreement.

  Spelling Television has an agreement dated as of January 15, 1996 with Randy Spelling, Aaron Spelling's son, wherein Spelling Television is granted the exclusive right to Randy Spelling's services in regard to the production of "Malibu Shores" during the 1995/1996 season. Spelling Television also has four exclusive, successive options to extend the agreement for up to a total of five years. Pursuant to such agreement, Randy Spelling is compensated per episode and for a portion of certain net merchandising receipts, as well as for certain guild required payments. Under such agreement, Randy Spelling will receive a minimum of $45,000 during fiscal year 1996, and if the series continues to be produced, his per episode compensation and the minimum compensation due under the agreement increases during each of the above-mentioned option years. In addition, Spelling Television had separate agreements with Randy Spelling wherein he agreed to appear in two episodes of "Beverly Hills, 90210" during the 1995/1996 season and with respect to his services in the pilot for "Malibu Shores."

  Spelling Television has an agreement with Aaron Spelling whereby it pays him producer fees on a per episode or per hour basis on the product produced by Spelling Television, including series, mini-series and movies for television. Pursuant to such agreement, in fiscal year 1995, Mr. Spelling was paid $3,080,000 in producer fees by Spelling Television.

  Prior to the merger of Blockbuster into Viacom, the Company licensed certain entertainment product to Showtime Networks Inc. ("Showtime"), a subsidiary of Viacom, and certain television stations owned by Viacom. Sales to the television stations consist of both cash and barter contracts. Revenue from cash contracts was $710,000 and the Company has a receivable due from Viacom of $2,942,000 for fiscal year 1995. The Company realized approximately $437,000 in revenue from third party advertisers with respect to the sale of advertising time received under the barter contracts. Additionally, prior to the merger of Blockbuster into Viacom, the Company licensed certain entertainment product to USA Network and Sci-Fi Channel in which Viacom has equity interests. Revenue from such sales were $5,521,000 for the year ended December 31, 1995 and the Company had receivables at December 31, 1995 from USA Network and Sci-Fi Channel of approximately $4,541,000 related to these sales.

  On March 8, 1995, Spelling Television entered into an agreement with 2301 S.E. 17th St., Ltd. (the "Partnership"), the owner of the Hyatt Regency Pier Sixty Six Hotel (the "Hotel") in Ft. Lauderdale, Florida in connection with the filming of a television pilot and series, if produced, entitled "Pier 66" on location in and around the Hotel (the "Premises"). Messrs. Berrard and Huezinga own a 8.33% and 16.66% interest, respectively, in a general partnership which holds a 79.5% interest in the Partnership. In consideration of the favorable publicity the Hotel will receive for being depicted in the pilot and series, Spelling Television will not be charged fees for the use of the Premises and the Hotel agrees to provide rooms during preproduction and production of the pilot and series, if produced. The estimated value of (i) the location filming rights and rooms provided on the Pilot is $103,000 and
(ii) the rooms provided on the potential series is $297,000.

  In January 1995, Spelling Satellite Networks, Inc. ("SSN"), a subsidiary of the Company, engaged Showtime for a period of nine months to furnish consulting services to SSN with respect to various cable/satellite programming services. Pursuant to such arrangement, Showtime received a consulting fee of $25,000 per month. In fiscal 1995, Showtime received $200,000 pursuant to such engagement.

  In the ordinary course of business, the Company has and expects to continue to do business with Viacom and its affiliates, including Blockbuster, Showtime, Nickelodeon and Paramount.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  On November 1, 1994, the Company engaged the accounting firm of Price Waterhouse LLP as its independent accountants for the fiscal year ending December 31, 1995. This engagement was authorized by the Company's Board of Directors upon the recommendation of the Board's Audit Committee. The determination of the Company to select Price Waterhouse was made in order to enable the Company to better coordinate financial reporting matters with Viacom, its majority shareholder; Price Waterhouse LLP serves as independent accountants to Viacom.

  Representatives of Price Waterhouse LLP are expected to be present at the 1996 Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                             FINANCIAL STATEMENTS

  The Company is enclosing its Annual Report to Shareholders for the year ended December 31, 1995. Shareholders are referred to such report for financial and other information about the Company, but such report is not incorporated into this Proxy Statement and is not a part of the proxy soliciting material.

                           PROPOSALS BY SHAREHOLDERS

  Any proposals by shareholders intended to be presented at the 1997 Annual Meeting must be received by the Company no later than December 1, 1996.

                                 OTHER MATTERS

  You are again urged to attend the Annual Meeting at which time management of the Company will present a review of the Company's operations. Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone, telegraph, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to each beneficial owner of stock held of record by them.

  The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

                                          By Order of the Board of Directors

                                          SALLY SUCHIL
                                            Secretary

                       SPELLING ENTERTAINMENT GROUP INC.
            5700 Wilshire Boulevard, Los Angeles, California 90036

                                     PROXY
          This Proxy is Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Peter H. Bachmann and Thomas P. Carson and each of them, proxies with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in Spelling Entertainment Group Inc. at the Annual Meeting of Shareholders to be held at The Regent Beverly Wilshire, 9500 Wilshire Boulevard, Champagne Room, Beverly Hills, California, on May 21, 1996 at 10:00 a.m., Pacific Time, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Your vote of the Election of Directors may be indicated on the reverse side of this card. Nominees are Sumner M. Redstone, Aaron Spelling, Philippe P. Dauman, Thomas E. Dooley, J. Brian McGrath and John L. Muething.

IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

                (Continued and to be signed on the other side)

                                                                    ____________
                                                                          Common

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.

                                FOR all nominees           WITHHOLD AUTHORITY
                            listed (except as marked    to vote for all nominees
                                to the contrary)                  listed

1.  ELECTION OF DIRECTORS          __________                   __________

Instructions: To withhold
authority for an individual
nominee draw a line through
his name.

Nominees: Sumner M. Redstone,
Aaron Spelling, Philippe P.
Dauman, Thomas E. Dooley,
J. Brian McGrath and John L.
Muething.

A vote FOR all nominees is
recommended by the Board of
Directors.

2.  In their discretion, on
    such other business as            FOR         AGAINST       ABSTAIN
    may properly come before
    the meeting.                   __________    __________    __________


                                            I Will Attend the Meeting ______


                                            Please sign this proxy exactly as
                                            your name appears below. When shares
                                            are held jointly, each holder should
                                            sign. When signing as attorney,
                                            executor, administrator, trustee or
                                            in another representative capacity,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by the president or
                                            other authorized officer. If a
                                            partnership, please sign in
                                            partnership name by an authorized
                                            person.

                                            Date _________________________, 1996


                                            ____________________________________
                                                         (Signature)

                                            ____________________________________
                                                (Signature, if held jointly)

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.